Exhibit 99.1

      FOR IMMEDIATE RELEASE

SulphCo Announces Restructuring of Board of Directors

Houston, TX. April 30, 2009, SulphCo, Inc. (the “Company” or “SulphCo”) (NYSE-Amex: SUF), a technology company with a patented ultrasound process designed to desulfurize crude oil products and crude oil, today announced it has restructured its Board of Directors.

Having achieved significant progress over the past two years, SulphCo is now focused on the commercialization of its technology.  As a result, the Company’s Directors have decided that it is the appropriate time to make adjustments to the composition of the Board that will enhance the Company’s efforts to achieve this goal.

In connection therewith, the Company’s Board elected Mr. Fred S. Zeidman to the role of Chairman of the Board.  Based in Houston, Mr. Zeidman, a Director since August 2008, has held leadership positions at a number of energy related companies.  He is the former Chairman of Houston-based Seitel, Inc., a leading provider of seismic data and related geophysical expertise to the petroleum industry.  He also served as Chairman of Unibar Corporation, the largest domestic independent drilling fluids company until its sale in 1991 to Anchor Drilling Fluids.  Mr. Zeidman is on the Board of Prosperity Bancshares Inc., serves as Senior Director for Governmental Affairs at Ogilvy Government Relations in Washington D.C., and is Vice Chairman of the University of Texas Health Sciences Center.

The Company’s current Chairman of the Board, Mr. Robert van Maasdijk, will remain on the Board and will continue to serve in his role on the Audit Committee.

In addition, Mr. Robert J. Hassler has been elected to the Board as a non-executive Director.  Mr. Hassler brings with him extensive experience in the oil and refining industries, having held various positions during a 33-year career at ConocoPhillips.  Prior to his retirement in 2008, Mr. Hassler held the position of President, European Refining and Marketing, and had responsibility for four refineries with a combined capacity of 635,000 barrels of oil per day and more than 1,000 outlets and wholesale operations across 13 countries.  Mr. Hassler holds a Bachelor of Science in Chemical Engineering from the University of Nebraska and a Masters in Management from M.I.T.

Mr. Orri Hauksson has also been elected to the Board as a non-executive Director and will serve on the Audit Committee.  Mr. Hauksson is Deputy Director of Novator Finland Oy (“Novator”), an international capital investment firm and has been closely involved in the telecommunications and shipping industries.  Mr. Hauksson holds several Board positions in Novator’s investment portfolio companies.  Mr. Hauksson has an undergraduate degree in Mechanical Engineering from the University of Iceland and an MBA from Harvard Business School.

In connection with the restructuring, Michael T. Heffner, Dr. Hannes Farnleitner and Edward E. Urquhart have resigned as Directors of the Company effective immediately.  Dr. Farnleitner will maintain a close relationship with the Company in his new role as Special Advisor to SulphCo with a focus on commercial opportunities in Europe.

As a result, the Company’s Board will now consist of seven Directors, of which six are independent.

Mr. van Maasdijk said, “I am delighted with the significant progress that SulphCo has made over the past two years towards commercialization of its patented technology.  We have reached a significant milestone, and it is now entirely appropriate to realign the Board to best equip the Company for the next stage in its development.”

Mr. van Maasdijk continued saying “I welcome Mr. Hassler and Mr. Hauksson to the Board and am confident that their extensive knowledge and expertise will be of enormous value to SulphCo.  I would also like to thank our departing Board members for their significant contributions and know that SulphCo will be able to continue to call on their invaluable advice and counsel when required.”

About SulphCo, Inc.
Houston-based SulphCo has developed a patented safe and economic process employing ultrasound technology to alter the molecular structure of crude oil and crude oil fractions. The overall process is designed to "upgrade" the quality of crude oil and crude oil fractions by modifying and reducing the sulfur and nitrogen content to make those compounds easier to process using conventional techniques, as well as reducing the density and viscosity.  For more information, please visit http://www.sulphco.com/.

From time to time, the Company may issue forward-looking statements, which involve risks and uncertainties. This statement may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as actual results could differ and any forward-looking statements should be considered accordingly.

For further information please contact:

U.S. Investors
Jeffrey R. Freedman Vice President of Corporate Development	SulphCo, Inc.	+1 713-896-9100

U. S. Media
Eric Boyriven/Jordana Miller Eric.Boyriven@FD.com Jordana.Miller@FD.com	FD	+1 212-850-5600

International Investors & Media
Ben Brewerton / Seán Galvin Ben.Brewerton@FD.com Sean.Galvin@FD.com	FD	+ 44 (0) 207-831-3113